Exhibit 99.1

Syntel Reports First Quarter 2010 Financial Results

Highlights:

•	Q1 revenue of $116.0M, up 20% from year-ago quarter and down one percent sequentially

•	Q1 EPS of $0.60 per diluted share, down 8% from year-ago quarter and 30% sequentially

•	Q1 cash & short term investments of $213.2M

•	Global Headcount of 13,682 as of March 31, 2010

TROY, Mich. – April 22, 2010 – Syntel, Inc. (NASDAQ: SYNT), a global information technology services and Knowledge Process Outsourcing (KPO) firm, today announced financial results for the first quarter, ended March 31, 2010.

First Quarter Financial Highlights

Syntel’s revenue for the first quarter increased 20 percent to $116.0 million, compared to $96.4 million in the prior-year period, and decreased one percent sequentially from $117.8 million in the fourth quarter of 2009. Sequentially, revenue growth was adversely impacted by approximately $6 million of short-term discretionary project work in the fourth quarter. During the first quarter, Applications Outsourcing accounted for 75 percent of total revenue, with Knowledge Process Outsourcing (KPO) at 16 percent, e-Business contributing six percent and TeamSourcing at three percent.

The Company’s gross margin was 42.4 percent in the first quarter, compared to 46.5 percent in the prior-year period and 50.2 percent in the fourth quarter of 2009. Selling, General and Administrative (SG&A) expenses were 19.2 percent in the first quarter, compared to 19.4 percent in the prior-year period and 17.0 percent in the previous quarter. Syntel’s income from operations reduced to 23.3 percent in the first quarter as compared to 27.1 percent in the prior-year period and 33.2 percent in the fourth quarter of 2009.

Sequentially, operating margins were pressured by accelerating hiring which reduced utilization levels, onsite wage increases, and a 2% appreciation in the Indian Rupee. The first quarter costs were adversely impacted by $2.6M due to exchange rate variations.

Net income for the first quarter was $25.1 million or $0.60 per diluted share, compared to $27.3 million or $0.66 per diluted share in the prior-year period and net income of $35.8 million or $0.86 per diluted share in the fourth quarter of 2009.

Operational Highlights

“During the first quarter, the demand for offshore services continued to improve for Syntel,” said Syntel CEO and President Prashant Ranade. “Revenue momentum in maintenance services was sustained during the quarter, and we were encouraged by the progress in moving new development initiatives through the pipeline.”

“As long as our clients remain confident in economic stability, we expect to see improving sentiment towards strategic technology and process investments,” said Ranade. “While the top-line outlook is improving, margin pressures are also increasing. Appreciation in the Indian rupee, offshore wage increases, and the possible outcomes from a large contract negotiation all remain margin headwinds for 2010. Despite these challenges, it is critical that we continue our strategic investment programs and remain focused on driving long-term sustainable business value.”

2010 Guidance

Based on current visibility levels and an exchange rate assumption of 44.5 rupees to the dollar, the Company currently expects 2010 revenue of $445 to $470 million, and EPS in the range of $2.20 to $2.50. Syntel’s guidance assumes a range of discounts related to its KPO joint venture which would impact both revenue and margins in 2010. Guidance does not assume that the client will exercise its option to purchase the joint venture, nor does it assume that the contract will continue with the same pricing, terms and conditions and without economic impact to Syntel.

Syntel to Host Conference Call

Syntel will discuss its first quarter 2010 results today on a conference call at 10:00 a.m. (Eastern). To listen to the call, please dial (877) 837-3915. The call will also be broadcast live via the Internet at Syntel’s web site: investor.syntelinc.com. Please access the site at least 15 minutes prior to the call to register and download any necessary software. A replay will be available until April 29, 2010 by dialing (800) 642-1687 and entering “69907584”. International callers may dial (706) 645-9291 and enter the same passcode.

About Syntel

Syntel (NASDAQ: SYNT) is a leading global provider of integrated information technology and Knowledge Process Outsourcing (KPO) solutions spanning the entire lifecycle of business and information systems and processes. The Company is driven by its mission to create new opportunities for clients by harnessing the passion, talent and innovation of Syntel employees worldwide. Syntel leverages dedicated Centers of Excellence, a flexible Global Delivery Model, and a strong track record of building collaborative client partnerships to create sustainable business advantage for Global 2000 organizations. Recently named one of the “50 Best Managed Global Outsourcing Vendors” by The Black Book of Outsourcing, Syntel is assessed at SEI CMMi Level 5, and is ISO 27001 and ISO 9001:2000 certified. As of March 31, 2010, Syntel employed more than 13,600 people worldwide. To learn more, visit us at: www.syntelinc.com.

Safe Harbor Provision

This news release includes forward-looking statements, including with respect to the future level of business for Syntel, Inc. These statements are necessarily subject to risk and uncertainty. Actual results could differ materially from those projected in these forward-looking statements as a result of certain risk factors set forth in the Company’s Annual Form 10-K document dated March 15, 2010.

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SYNTEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(IN THOUSANDS, EXCEPT SHARE DATA)

	THREE MONTHS ENDED MARCH 31,
	2010	2009
Net revenues	$116,039	$96,434
Cost of revenues	66,800	51,562

Gross profit	49,239	44,872
Selling, general and administrative expenses	22,248	18,724

Income from operations	26,991	26,148

Other income, principally interest, net	2,283	985

Income before provision for income taxes	29,274	27,133

Income tax expense (benefit)	4,143	(216)

Net income	$25,131	$27,349

Dividend per share	$0.06	$0.06

EARNINGS PER SHARE:
Basic	$0.61	$0.66
Diluted	$0.60	$0.66

Weighted average common shares outstanding:

Basic	41,483	41,356

Diluted	41,566	41,435

SYNTEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

	March, 31 2010	December, 31 2009
ASSETS
Current assets:
Cash and cash equivalents	$100,785	$87,822
Short term investments	112,388	112,243
Accounts receivable, net of allowance for doubtful accounts of $3,060 and $3000 at March 31, 2010 and December 31, 2009, respectively	55,704	48,523
Revenue earned in excess of billings	16,004	5,809
Deferred income taxes and other current assets	27,243	23,739

Total current assets	312,124	278,136

Property and equipment	152,570	143,911
Less accumulated depreciation and amortization	59,519	54,271

Property and equipment, net	93,051	89,640

Goodwill	906	906

Non current Term Deposits with Banks	13,539	23,337

Deferred income taxes and other non current assets	22,730	20,603

	$442,350	$412,622

LIABILITIES
Current liabilities:
Accrued payroll and related costs	$23,898	$26,240
Income taxes payable	1,026	777
Accounts payable and other current liabilities	21,307	21,139
Deferred revenue	5,143	5,888

Total current liabilities	51,374	54,044

Other non current liabilities	8,957	8,540

Total liabilities	60,331	62,584

SHAREHOLDERS’ EQUITY

Total shareholders’ equity	382,019	350,038

Total liabilities and shareholders’ equity	$442,350	$412,622